UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 30, 2011

ARUBA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33347	02-0579097

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
1344 Crossman Ave.
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)
(408) 227-4500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
On January 30, 2011, the Board of Directors (the “Board”) of Aruba Networks, Inc. (the “Company”) appointed Juergen Rottler to the Board and the Audit Committee of the Board.
Mr. Rottler will participate in the non-employee director compensation arrangements described in the Company’s 2010 annual proxy statement filed with the SEC on October 26, 2010. Under the terms of those arrangements, Mr. Rottler will receive, among other things, an initial option to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant, which vests over a four-year period. On the date of each annual meeting of stockholders, he will receive an option to purchase 5,000 shares for each committee of the Board on which he serves as a non-chairman member. Beginning with the annual meeting of stockholders in 2011, he will also receive an option to purchase 15,000 shares on the date of each annual meeting of stockholders. The Board also granted Mr. Rottler a discretionary award of 10,000 restricted stock units, which shall vest as to half of the shares on December 15, 2011 and as to the remaining shares on December 14, 2012. In addition, it is expected that Mr. Rottler will execute the Company’s standard form of indemnification agreement.
On February 1, 2011, the Company issued a press release announcing the appointment. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description
99.1	Press release, dated February 1, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.
Date: February 1, 2011	By:	/s/ Alexa King
Alexa King
Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated February 1, 2011